April 12, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated April 12, 2023 of QMIS TBS Capital Group Corp. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in item 4.01.

Sincerely,

Keith K. Zhen, CPA Brooklyn, New York